Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 28, 2004, relating to the financial statements and financial statement schedule of Leggett & Platt, Incorporated, which appears in Leggett & Platt, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri
March 25, 2004